Exhibit 5.8

McGuireWoods LLP 77 West Wacker Drive Suite 4100 Chicago, IL 60601 Phone: 312.849.8100 www.mcguirewoods.com

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Illinois counsel to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the State(s) of Illinois, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Illinois entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the

CHS/Community Health Systems, Inc.

September 17, 2014

Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation, bylaws, articles of organization, and operating agreements, as applicable, for each Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) a certificate of good standing, dated September 10, 2014, for each Guarantor issued by the Secretary of State of the State of Illinois (each, a “Certificate of Good Standing”);

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained within the Registration Statement (the “Prospectus”).

The documents referred to in clauses (iv) through (x) above are referred to collectively as the “Subject Documents.”

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) the Officers’ Certificate and other certificates of any Guarantor or authorized representatives thereof, (ii) representations of the Company, Holdings, or any of the Guarantors set forth in the Subject Documents, and (iii) certificates and assurances from public officials, all of such certificates, representations, and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

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September 17, 2014

(b) Signatures. The signatures of individuals signing the Indentures are genuine and (other than those of the individuals signing on behalf of the Guarantors) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete, and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority, and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver, and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumptions are made as to the Guarantors. All individuals signing the Subject Documents have the legal capacity to execute such Subject Documents.

(e) Authorization, Execution, and Delivery of Subject Documents by Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumptions are made as to the Guarantors.

(f) Subject Documents Binding on Certain Parties. All of the Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(g) Governmental Approvals. All consents, approvals, and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto and to the consummation by such parties of the transactions contemplated by the Subject Documents have been obtained or made.

(h) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress, or undue influence in connection with the transactions contemplated by the Subject Documents. There are no oral or written statements or agreements that modify, amend, or vary (or purport to modify, amend, or vary) any of the terms of the Subject Documents.

We express no opinion with respect to the following matters:

(a) Enforceability. The validity, binding effect, or enforceability of any Subject Document.

(b) Certain Laws. Any law, rule, or regulation that, as a matter of customary practice, is understood to be covered by an opinion only when the opinion refers to it expressly, including, without limitation, the following laws and regulations promulgated thereunder: securities and Blue Sky laws; local or municipal laws; pension and employee benefit laws; tax laws; health and occupational safety laws; environmental laws; antitrust and unfair competition laws; and laws governing specially regulated industries or specially regulated products or substances.

(c) Noncontravention. Whether the execution and delivery of the Subject Documents by any party thereto or the performance by such party of its obligations thereunder will conflict with or result in a breach of any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

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September 17, 2014

The opinions set forth herein are subject to the following additional qualifications and limitations:

(a) Applicable Law. The opinions set forth herein are limited to the laws of the State of Illinois, and we do not express any opinion concerning the laws of any other jurisdiction, including Federal law.

(b) Effect of Certain Laws. The opinions set forth herein are subject to and limited by (i) applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers, and equitable subordination), reorganization, moratorium, and other similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Subject to the assumptions, exceptions, and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely upon its Certificate of Good Standing, each Guarantor is validly existing and in good standing under the laws of the State of Illinois.

(2) Each Guarantor has the requisite corporate or limited liability company power, as applicable, to execute, deliver, and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Guarantor.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McGuireWoods LLP

Schedule I

Guarantors

Name of Guarantor	State of Organization
Anna Hospital Corporation	Illinois
Galesburg Hospital Corporation	Illinois
Granite City Hospital Corporation	Illinois
Granite City Illinois Hospital Company, LLC	Illinois
Marion Hospital Corporation	Illinois
Red Bud Hospital Corporation	Illinois
Red Bud Illinois Hospital Company, LLC	Illinois
Waukegan Hospital Corporation	Illinois
Waukegan Illinois Hospital Company, LLC	Illinois